EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of March 29, 2021 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and GARY A. SHIFFMAN (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

    W I T N E S S E T H:

    WHEREAS, SCOLP operates the business of the REIT;

    WHEREAS, the REIT is the sole general partner of SCOLP;

    WHEREAS, Executive has historically provided services not only to the REIT, but also to SCOLP; and

    WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

    NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

    1.    Employment.

        (a)    The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the Term (defined below), the Executive shall serve as Chief Executive Officer of the REIT, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the REIT, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the REIT (the "Board"), which duties shall be consistent with the Executive's positions as set forth above.

        (b)    For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT, as they may be amended from time to time.

    2.    Term of Employment.

        (a)    Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue thereafter until the five (5) year anniversary of the Effective Date (the “Initial Term”);

provided, however, that following the expiration of the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one (1) year each thereafter (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the Initial Term or the Renewal Term then in effect. The Initial Term and each Renewal Term are collectively referred to as the “Term.”

        (b)    Executive acknowledges and agrees that Executive is an “at-will” employee and that Executive’s employment may be terminated, with or without cause, at the option of Executive or the REIT.

    3.    Devotion to the Company's Business.

        The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement.

    4.    Compensation.

        (a)    During the Term, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

        (b)    Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during his employment hereunder, an annual base salary of Nine Hundred Thousand Dollars ($900,000) (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s usual pay practices (including tax withholding), but in no event less frequently than monthly.

        (c)    Annual Bonus. Executive will be eligible to receive a discretionary bonus (the “Bonus”) for each calendar year during the Term (each, a “Bonus Year”). The amount of any Bonus for any Bonus Year shall be determined by the Compensation Committee of the Board. In determining the Bonus for any Bonus Year, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Executive fulfills any individual goals and objectives for such Bonus Year set by the Board or Compensation Committee, the Company’s performance and industry factors. Any such individual and Company goals and objectives may be, but need not be, set forth in a written plan approved by the Compensation Committee before or during any Bonus Year. The determination of the Bonus shall be made by the Compensation Committee of the Board no later than March 7th of the following calendar year and any Bonus shall be paid to the Executive on or before March 15th of the following calendar year.

        (d)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), the Executive shall be entitled to receive, first, any amount that the Executive is eligible to receive under any disability benefit plans or programs of the Company and, second, any social security disability benefits that the Executive is eligible to receive (collectively, the “Program Benefits”). During the Disability Period and until his employment is terminated by the Company pursuant to Section 7(a)(iii) below, the Company shall pay to the Executive the difference, if any, between the Program Benefits received by the Executive and the amount of his full Base Salary, Bonus and other benefits at the rate in effect for such period. Any payments to the Executive under the preceding sentence shall be paid in accordance with the Company’s regular payroll practices.

(e)    Clawback. Notwithstanding anything to the contrary herein, the Bonus and any other incentive compensation paid or payable to the Executive hereunder shall not be deemed fully earned and vested, and shall be reimbursed by the Executive to the Company if previously paid, to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange. Without limiting the foregoing, the Executive accepts, adopts and agrees to be subject to the Sun Communities, Inc. Executive Compensation “Clawback” Policy dated July 14, 2014, as it may be amended, restated or supplemented from time to time.

    5.    Benefits.

        (a)    Insurance. Executive shall be eligible for life, medical, dental, optometry and hospitalization insurance for himself, his spouse and eligible family members commensurate with similarly situated executive employees of Company and in accordance with plan documents and Company’s policies and procedures. Executive must satisfy all plan requirements in order to enroll or continue in any insurance benefit plans.

        (b)    Savings Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(k) plans and other savings plans of the Company generally available from time to time to other executive employees of the Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s right and benefits under any such plan except as expressly provided herein). At the discretion of the Compensation Committee of the Board, the Executive may also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives of the Company. In addition to the foregoing, the Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.

        (c)    Annual Paid Vacation. Beginning on the Effective Date of this Agreement, Executive shall be entitled to six (6) weeks’ paid vacation time each year, which may be used for any purpose including vacation, sick or personal time. On each anniversary of the Effective Date during the Term, Executive shall be entitled to six (6) weeks’ paid vacation time. The Executive shall not take more than fourteen (14) consecutive calendar days of vacation without the prior approval of the Board. Unless otherwise approved by the Board in writing, vacation time does not roll over from one year to the next. Unused vacation time shall not be paid out at the end of the year or upon termination of employment for any reason.

    6.    Reimbursement of Business Expenses.

    The Company shall reimburse the Executive for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in the performance of his duties under this Agreement. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder in accordance with Company’s expense reimbursement policies.

    7.    Termination of Employment.

(a)    The Executive's employment under this Agreement may be terminated:

            (i)    by either the Executive or the REIT at any time without Cause (as defined below) upon not less than sixty (60) days written notice;

            (ii)    by the REIT at any time for Cause, without prior notice;

            (iii)    by the REIT upon the Executive's “permanent disability” (as defined below) upon not less than thirty (30) days written notice;

            (iv)    upon the Executive's death; and

            (v)    by the Executive at any time for Good Reason (as defined below).

        (b)    For purposes hereof, for “Cause” shall mean: (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from the Company); (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency; (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the REIT, renders Executive’s continued employment harmful to the Company; (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the REIT, adversely affects the Company or its reputation or business. The Company shall determine in its sole discretion whether Executive is terminated for Cause or has resigned with Good Reason.

        (c)    For purposes hereof, the Executive’s “permanent disability ” shall be deemed to have occurred if the Executive, by reason of Executive’s physical or mental disability or impairment which cannot be accommodated under the Americans with Disabilities Act (ADA) and which can be expected to result in death or can be expected to last for a period of not less than 6 months, (i) is unable to engage in any substantial gainful activity, or (ii) is receiving income replacement benefits for a period of not less than 6 months under an accident and health plan of the Company. The Company shall determine in its sole discretion whether Executive is being terminated due to permanent disability.

(d)For purposes hereof, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company that is not cured within thirty (30) days after receiving written notice from the Executive of such breach, which notice must be provided within ninety (90) days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Nominating and Corporate Governance Committee of the Board in the reasonable and good faith exercise of its discretion;  (ii) material diminution of, or material reduction or adverse alteration of, the Executive’s duties or responsibilities without the consent of the Executive, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with his positions or that materially expand his duties, responsibilities, or reporting requirements without the consent of the Executive; or (iii) any requirement by the Company that the Executive relocate to a principal place of business outside of the Detroit, Michigan metropolitan area.  Written notice of an event constituting Good Reason must be provided to the Company by the Executive within ninety (90) days of its occurrence.  The Company will have thirty (30) days to cure such occurrence, and the Executive may not terminate this Agreement due to Good Reason more than thirty (30) days following the last day of such cure period (and only if the Company has failed to cure).

    8.    Compensation Upon Termination or Disability.

        (a)    In the event that the REIT terminates the Executive's employment under this Agreement without Cause pursuant to Section 7(a)(i) or if Executive terminates this Agreement for Good Reason pursuant to Section 7(a)(v), (i) the Executive shall be entitled to

Base Salary and benefits through the effective date of such termination paid in accordance with Company’s normal payroll policy, (ii) the Executive shall be entitled to receive a Bonus equal to any amount for such Bonus accrued by the Company and unpaid as of the termination date, which Bonus shall be paid by the Company to the Executive within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus being paid to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (iii) subject to the Executive’s execution of a general release of claims in a form satisfactory to the Company (a “General Release”), the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to eighteen (18) months if the Executive fully complies with Sections 12 and 13 of this Agreement (the "Severance Payment"). The first monthly installment of the Severance Payment shall be paid on the Company’s first payroll date after expiration of the revocation period, in accordance with the Age Discrimination in Employment Act (ADEA), as set forth in the General Release; provided, if the Company does not have sufficient time to include the first monthly installment of the Severance Payment in such first payroll date, it will be paid on the next payroll date; provided, further, that, regardless of when Executive actually executes the General Release, if the applicable revocation period spans two calendar years, the payment of Severance Payments will not commence until the first day of a month in the second calendar year, at which time Executive will be paid an amount equal to the aggregate amount of all payments delayed until such actual pay date, and the remaining Severance Payments not so delayed shall thereafter be provided to Executive according to the payment schedule otherwise set forth in this Section 8(a). Notwithstanding the foregoing, the Severance Payment shall not be due Executive if Executive is entitled to Change in Control Benefits (as defined in Section 10 below). Upon notification by either party to the other party of the non-renewal of the Initial Term or any Renewal Term as provided in Section 2(a) above, the Executive shall not be entitled to any Severance Payments at the end of the Term.

        (b)    If (i) the Company terminates the Executive's employment under this Agreement for Cause, or (ii) the Executive voluntarily terminates his employment hereunder, other than for Good Reason pursuant to Section 7(a)(v) hereof, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except for any accrued and unpaid Base Salary and benefits through the effective date of such termination.

        (c)    In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, (i) the Executive (or his heirs, successors and assigns in the event of his death) shall be entitled to any Base Salary and benefits through the effective date of such termination, in accordance with Section 4(d), (ii) the Executive (or his heirs, successors and assigns in the event of his death) shall be entitled to receive a Bonus equal to any amount for such Bonus accrued by the Company and unpaid as of the termination date, which Bonus shall be paid by the Company to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus being paid to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (iii) subject to the Executive’s (or, in the event of death, his heirs’, successors’ or assigns’) execution of a General Release and so long as the Executive fully complies with Sections 12 and 13 of this Agreement, the Company shall pay the Executive (or his heirs, successors and assigns in the event of his death) monthly during the twenty four (24) months following the termination date the difference, if any, between the Program Benefits received by the Executive during such period and an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) during such period (the “Disability Payment”). The first monthly installment of the Disability Payment shall be paid on the Company’s first payroll date after the expiration of the revocation period, in accordance with the Age Discrimination in Employment Act (ADEA), as set forth in the General Release; provided, if the Company does not have sufficient time to include the first monthly installment of the Disability Payment in such first payroll date, it will be paid on the next payroll date. The Executive agrees to cooperate in any reasonable requirement to undertake a medical physical examination as may be reasonably requested by an insurance carrier in the event that the Company decides to obtain additional death or disability insurance coverage on the Executive.

        (d)    Notwithstanding anything to the contrary in this Section 8, the Company's obligation to pay, and the Executive's right to receive, any Bonus, Severance Payment or Disability Payment under this Section 8, shall terminate upon the Executive's breach of any provision of Section 12 or Section 13 hereof. In addition, the Executive shall promptly return to the Company any Bonus, Severance Payment, or Disability Payment, upon the Executive's breach of any provision of Section 12 or Section 13 hereof.

(e)    If during the Notice Period this Agreement is terminated for any reason that would otherwise entitle the Executive to Severance Payments or Disability Payments in accordance with this Section 8, the Company shall be obligated to pay such Severance Payments and/or Disability Payments only through the end of the Notice Period, and the aggregate amount of Severance Payments and/or aggregate amount of Disability Payments shall be reduced accordingly.

    (f)    If either party notifies the other party of the non-renewal of the Initial Term or any Renewal Term as provided in Section 2(a) above, from the date of such notice through termination of employment or the end of the Term, as applicable (the “Notice Period”), the Company shall continue to pay the Base Salary and provide benefits described in this Agreement to the Executive, provided that the Executive continues to faithfully and diligently perform his duties under this Agreement and in accordance with Company policies.

    9.    Resignation of Executive. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices and directorships held by the Executive in the Company and/or any of the Affiliates (as defined in Section 12 below).

    10.    Effect of Change in Control.

    (a)    Subject to the Executive’s execution of a General Release of claims in a form satisfactory to the Company or its successor, the Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events (each a “Triggering Event”) has occurred: (i) the Executive’s employment under this Agreement is terminated by the Company or its successor without Cause in accordance with Section 7(a)(i) at any time within twenty-four (24) months after the Change in Control, (ii) the Executive terminates his employment under this Agreement for Good Reason in accordance with Section 7(a)(v) at any time within twenty-four (24) months after the Change in Control; or (iii) upon a Change in Control under Section 10(g)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement.

    (b)    For purposes of this Agreement, the “Change in Control Benefits” shall mean the following benefits:

        (i)    A cash payment equal to (A) two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, less (B) any amounts paid to Executive under this Agreement following a Change in Control, but prior to the occurrence of a Triggering Event, payable within sixty (60) days of the Change in Control or, in the event that the cessation of Executive’s employment hereunder triggers the Change in Control Benefits, payable within thirty (30) days after such cessation of employment; and

        (ii)    Continued receipt of all group health benefits set forth in Section 5(a) of this Agreement, until the earlier of (A) one year following the Change in Control (which period shall run concurrently with Executive's COBRA period) or (B) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Company benefit programs provided under this Section 10(b)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify the Company upon receipt of benefits from a new employer comparable to any benefit provided under this Section 10(b)(ii).

    (c)    Notwithstanding anything to the contrary herein, in the event that within sixty (60) days prior to a Change in Control (i) the Executive’s employment under this Agreement is terminated by the Company or its successor without Cause in accordance with Section 7(a)(i), or (ii) the Executive terminates his employment under this Agreement for Good Reason in accordance with Section 7(a)(v), such termination, in either case, shall be deemed to have been made in connection with the Change in Control, such termination shall be a Triggering Event, and (x) the Executive shall be entitled to receive the Change in Control Benefits, (y) the Executive shall be entitled to be reimbursed for any COBRA premiums previously paid by Executive, and (z) in accordance with Section 11 below, subject to the Executive’s execution of a General Release of claims in a form satisfactory to the Company or its successor, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and all stock options may be exercised by Executive at any time within one (1) year after such Triggering Event.

    (d)    The Change in Control Benefits shall be in addition to the acceleration of the vesting of stock options and other stock based compensation as a result of a Triggering Event.

    (e)    Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control Benefits will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

    (f)    The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Section 10, but only to the extent that the Company is determined to be liable to the Executive for breach of this Section 10 as a part of a final judgment on the merits pursuant to binding arbitration.

    (g)    For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the closing of any of the following transactions:

        (i)    if any person or group of persons acting together (other than (a) the Company or any person (A) who as of the date hereof was a director or officer of the REIT, or (B) whose shares of Common Stock of the REIT are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the REIT representing fifty percent (50%) or more of either the then-outstanding Common Stock of the REIT or the combined voting power of the REIT then-outstanding voting securities (other than as a result of an acquisition of securities directly from the REIT);

        (ii)    if the Company sells all or substantially all of the Company's assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

        (iii)    if the Company merges or consolidates with another person as a result of which the shareholders of the REIT immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

    (iv)    if the new directors appointed to the Board during any twelve-month period constitute a majority of the members of the Board, unless (A) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the “Incumbent Directors”) plus (B) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

    For purposes of this Section 10(g), a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

    11.    Stock Awards.     In the event of termination of the Executive's employment under this Agreement for Cause, all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company’s equity incentive plans. If the Company terminates the Executive's employment under this Agreement without Cause or if the Executive terminates his employment under this Agreement for Good Reason in accordance with Section 7(a)(v) or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and all stock options may be exercised by the Executive at any time within one (1) year after the Triggering Event. Upon a Triggering Event or any event described in Section 10(c) of this Agreement, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and all stock options may be exercised by the Executive at any time within one (1) year after the Triggering Event. All stock options and other stock based compensation award agreements between the Company and the Executive shall be amended to conform to the provisions of this Section 11. In the event of an inconsistency between this Section 11 and such award agreements, this Section 11 shall control.

    12.    Confidential Information.

    (a)    The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of his duties and responsibilities related to the protection of Company’s Confidential Information (defined below) and competitive business interests both during and after the term of this Agreement. Executive further acknowledges that his position is one of considerable responsibility and requires that the Company expend time and resources to provide him the tools and Confidential Information necessary to oversee operations and grow the Company’s significant portfolio of business. It is Company’s intent to protect its Confidential Information, in whatever form, whether written, electronic, spoken, or facsimiled, from and against unauthorized use, disclosure, destruction or modification. Maintaining its Confidential Information in the strictest confidence is essential for the Company’s continued success. The Company must also protect its reasonable competitive business interests by preventing employees and competitors from using its Confidential Information.

    (b)    Throughout his employment with Company, he has been and will be privy to confidential information belonging to Company in any form, whether in writing, orally, electronically, or otherwise (collectively, “Confidential Information”), which includes, but is not limited to, any information that is or relates to:

(i)    information that is trade secret under applicable trade secret or other law;

(ii)    information concerning the past or present business or affairs of the Company or Affiliates which includes, but is not limited to, historical and current financial statements, general ledgers, balance sheets and income statements; financial projections, plans, policies and budgets; accounting practices; tax returns and accountants’ materials; information pertaining to accounting, financial reporting and auditing; bank statements; notes; accounts payable and receivable; historical, current and projected sales; capital spending budgets and plans; business plans and strategic methods; marketing techniques and advertising plans; legal matters, including but not limited to litigation strategy and attorney-client privileged information; publications; information pertaining to prospective customers, customers, customer lists and files, vendors, contractors, business partners; joint ventures or acquisitions; pricing information; contracts; operational and/or administrative protocols, plans, or rules; human resource information including the names and backgrounds of key personnel, personnel issues, salaries, bonuses, and incentive plans; all other information regarding the operation and administration of Company or Affiliates; and all information obtained from review of Company’s or Affiliate’s documents or property or discussions with Company or Affiliates regardless of the form of the communication;

(iii)     information not available to competitors of Company or Affiliates, the use or disclosure of which might reasonably be construed to be contrary to the interests of Company or Affiliates or give other persons or entities to whom such information is disclosed a competitive advantage over Company or Affiliates; and

(iv)     all notes, analyses, compilations, studies, summaries and other material prepared by Company or Affiliates containing or based, in whole or in part, upon any information included in the above (collectively, the “Confidential Information”).

(c)    Executive will not at any time, for so long as any Confidential Information remains confidential or otherwise remains wholly or partially protectable, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, or any corporation owned or controlled by the Company, or under common control with the Company (the “Affiliates”) unless compelled by judicial process. Upon receipt of judicial process or governmental request for such information, Executive shall immediately notify the Company and shall cooperate with the Company in efforts to limit such disclosure and shall not make such disclosure unless compelled to do so.

(d)     Promptly upon the termination of this Agreement for any reason or upon Company’s request at any time, the Executive (or in the event of the Executive's death, his personal representative) shall return to the Company all property (whether prepared by or at the direction of the Company or Executive) including, but not limited to, devices, company keys, passwords, security badges, hardware, software, letters, handbooks, manuals, customer lists, corporate credit card, originals and all copies of all documents, books, binders, records, materials, memoranda and other data constituting or pertaining to Confidential Information, in any form, within his possession, custody or control, including all copies of documents sent by electronic mail or otherwise to any personal computer owned or accessed by Executive.

(e)     Notwithstanding above, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit, arbitration or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court or arbitration proceeding, so long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court or arbitral order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

13.    Covenant Not to Compete and Non-Solicitation.

(a)     Executive will not, for a period commencing on the date of this Agreement and ending upon the expiration of twenty-four (24) months following the termination of the Executive's employment under this Agreement for any reason, including, without limitation, the expiration of the term of this Agreement (the “Non-competition Period”), either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner, contractor, or otherwise) any corporation, firm or enterprise which is engaged in the same business as the Company, including, without limitation, the development, ownership, leasing, management, financing or sales of manufactured housing communities, recreational vehicle resorts, manufactured homes or marinas, anywhere within the continental United States or Canada; provided, however, that, notwithstanding anything to the contrary herein, (A) in the event that the Company terminates the Executive’s employment hereunder without Cause, the Non-competition Period shall be reduced to twelve (12) months, and (B) the Executive may invest in any publicly held corporation engaged, if such investment does not exceed one percent (1%) in value of the issued and outstanding capital stock of such corporation, and Executive does not directly or indirectly provide any services to such corporation.

(b)     For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Company.

(c)     For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, call upon, compete for, solicit for employment, hire or engage as an employee or contractor any person with whom the Executive was acquainted while employed by the Company.

(d)    Notwithstanding the foregoing, other than manufactured housing communities, recreational vehicle resorts, manufactured homes, marinas or any other business or industry in which Company conducts business, Executive shall not be prohibited from making investments in any entity engaged in the business of development, ownership, leasing, sales, management or financing of single family or multi-family housing, condominiums, townhome communities or other forms of housing so long as he is not employed by, and he does not perform any services for, any such business (other than services incidental to the oversight of his investment).

14.     Reasonableness of Restrictive Covenants.

(a)Executive acknowledges and agrees that the restrictions set forth in this Agreement, including without limitation the time period, scope and geographical restrictions in Sections 12 and 13, are fair and reasonable. Executive recognizes that Company conducts its business nationally and in Canada and that these restrictions are reasonably tailored to protect Company’s legitimate business interests and Confidential Information. Executive has contemplated the effect that these restrictions may have upon him following termination of employment with Company and that it will be necessary to structure his activities and operations so as not to violate this Agreement.

(b)If Executive violates any part of Section 13 of this Agreement during the period specified, such period will be extended for the time that Executive is in violation of the Agreement. The purpose of this provision is to provide Company with full compliance with Section 13 for the total period specified following Executive’s termination.

(c)If any court or arbitrator determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court or arbitrator shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form.

(d)Sections 12 and 13 of this Agreement shall remain enforceable and shall survive the termination of Executive’s employment and the termination of this Agreement, indefinitely, and shall not be deemed merged or extinguished by any act or omission, absent the specific signed written intention of the Parties to do so. Executive agrees and understands that the remedy at law for any breach by him of Section 12 or Section 13 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of Section 12 or Section 13 but without the necessity of proving actual damages, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach from the Oakland County Circuit Court, other circuit court with appropriate jurisdiction, or through the Arbitrator (as defined below) as set forth below (in Company’s sole discretion). Nothing in this Section shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of Section 12 or Section 13 which may be pursued or availed of by the Company.

    15.    Arbitration. Except as permitted in Section 14 above, any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive's employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees' rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (a) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (b) in the event that the Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 15; (c) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (d) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (e) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (f) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (g) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (h) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section 15 shall be construed to preclude Company from obtaining injunctive or other equitable relief from the Oakland County Circuit Court or other court with appropriate jurisdiction to secure specific performance or to otherwise prevent Executive’s breach of Section 12 or Section 13 of this Agreement.

    16.    Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service, (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a business day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding business day); (d) if delivered by electronic mail upon confirmation of successful transmission or appropriate response, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case, to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 16):

        If to the REIT or SCOLP:

            Sun Communities, Inc.
            27777 Franklin Road, Suite 200
            Southfield, Michigan 48034
            Fax: (248) 208-2641
            Attn: Chief Financial Officer

        If to the Executive:

            Gary A. Shiffman
            c/o Sun Communities, Inc.
            27777 Franklin Road, Suite 200
            Southfield, Michigan 48034
            Fax: (248) 208-2641

        In all events, with a copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Fax: (248) 351-3082
Attn: Arthur A. Weiss

    17.    Cooperation in Future Matters. Executive hereby agrees that, for a period of eighteen (18) months following his termination of employment for any reason whatsoever, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

    18.    Miscellaneous.

        (a)    The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

        (b)    Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into another corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

        (c)    The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

        (d)    The Board shall allocate all compensation described in Sections 4, 5, 6, 8 and 10 between the REIT and SCOLP on an annual basis, after determining the services provided to each entity by the Executive for the relevant period. For tax reporting purposes, all compensation will be appropriately reported to the Executive and Federal and state taxing authorities based upon the Executive’s legal relationship with each entity as determined under applicable law. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

        (e)    This Agreement sets forth the entire agreement and understanding of the parties to it with respect to its subject matter, and supersedes all prior agreements, understandings and communications, whether written or oral, with respect to its subject matter, including, without limitation, that certain employment agreement, dated as of June 20, 2013, as amended. All prior representations or agreements regarding the subject matter of this Agreement, whether written or verbal, not expressly incorporated in it, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties.

        (f)    This Agreement shall be governed by and construed according to the laws of the State of Michigan.

        (g)    Captions and Section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

        (h)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (i)    Except as otherwise provided in Section 10(f) above, each party shall pay his or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

        (j)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six−month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 18(j), Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date.

                        REIT:

                        SUN COMMUNITIES, INC.,
                        a Maryland corporation

                        By:    /s/ Brian M. Hermelin
Brian M. Hermelin, Chair of the Compensation Committee

                        SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By: Sun Communities, Inc., a Maryland corporation, its General Partner

                            By:    /s/ Brian M. Hermelin
Brian M. Hermelin, Chair of the Compensation Committee

                        EXECUTIVE:

                        /s/ Gary A. Shiffman
                        GARY A. SHIFFMAN

[Signature Page to Employment Agreement]